UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2011

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

Delaware	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 1000
Los Angeles, California 90017
(Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The following discussion provides only a brief description of the agreements and instruments described below.  The discussion is qualified in its entirety by the full texts of the agreements and instruments.

On July 27, 2011, CyberDefender Corporation (the “Company”) completed the private sale of $1.5 million in aggregate principal amount of 9% Subordinated Convertible Promissory Notes (the “Notes”) to 21 accredited investors, including two independent directors of the Company, pursuant to Securities Purchase Agreements.  The Notes are convertible, at the election of the holders, into shares of the Company’s common stock at a conversion price of $0.72 per share.  The Notes are due and payable on August 27, 2012, and are subordinate to certain senior debt owed by the Company to GR Match, LLC (“GRM”), pursuant to the terms and conditions of a Subordination Agreement among each investor, the Company and GRM.

In addition, each investor will receive one incentive share of the Company’s common stock for each dollar invested.  The incentive shares will be issued by the Company from its treasury following the transfer to the Company of two million shares owned by Gary Guseinov, the Company’s chief executive officer, chairman of the board of directors and co-founder.

Neither the Notes nor the common stock that may be issued upon the conversion of the Notes nor the incentive shares have been issued have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

There were no underwriting discounts or commissions paid in connection with the offering.

In connection with the sales of the Notes, the Company entered into a Security Agreement with each investor pursuant to which it granted to the investors subordinated security interests in the Company’s assets to secure the payments of the Notes.

Item 1.01	Entry into a Material Definitive Agreement.

The information included in Item 2.03 above is incorporated by reference in its entirety.

Item 3.02	Recent Sales of Unregistered Securities.

The information included in Item 2.03 above is incorporated by reference in its entirety.

The offering was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act because the securities were issued only to accredited investors without any general solicitation or general advertising.

Item 1.01	Entry into a Material Definitive Agreement.

The following discussion provides only a brief description of the agreements and instruments described below.  The discussion is qualified in its entirety by the full texts of the agreements and instruments.

On July 25, 2011, the Company and GRM entered into a Waiver and Forbearance Agreement (the “Agreement”).  Pursuant to the Agreement, the Company, among other things: (i) acknowledged its failure to make interest payments payable on July 1, 2011 under a certain 9% Secured Convertible Promissory Note dated March 31, 2011 and issued by the Company in favor of GRM; (ii) acknowledged its failure to make interest payments payable on July 1, 2011 under a certain Amended and Restated 9% Secured Convertible Promissory Note dated February 25, 2011 and issued by the Company in favor of GRM; and (3) acknowledged certain other defaults in connection with the notes.

Pursuant to the Agreement, GRM, among other things, agreed to capitalize the unpaid interest payments and, for a period of sixty days through and including September 23, 2011, or until the earlier termination of the Agreement pursuant to the terms and conditions thereof, and for that period only, agreed: (a) to waive its rights and remedies under the notes and related documents described above; and (ii) that the Company is not in default under the notes and related documents.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit 99.1	Form of 9% Subordinated Convertible Promissory Note
Exhibit 99.2	Form of Securities Purchase Agreement
Exhibit 99.3	Form of Subordination Agreement
Exhibit 99.4	Form of Security Agreement
Exhibit 99.5	Waiver and Forbearance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 29, 2011

CYBERDEFENDER CORPORATION

By:	/s/ Kevin Harris
Kevin Harris, Chief Financial Officer